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                                 Exhibit 10(v)

                  Exclusive Distributor Agreement-Horticulture









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                  EXCLUSIVE DISTRIBUTOR AGREEMENT-HORTICULTURE


         THIS AGREEMENT, entered into effective as of the 22nd day June of 1998 by and between The Scotts Company, a corporation organized and existing under the laws of the State of Ohio with its principal offices at 14111 Scottslawn Road, Marysville, Ohio 43041 ("Scotts"), and AgrEvo USA Company, a general partnership organized and existing under the laws of the State of Delaware with its principal offices at 2711 Centerville Road, Wilmington, Delaware 19808 ("AgrEvo").

         WHEREAS, AgrEvo desires to enter into an agreement with Scotts in order to appoint Scotts as the sole and exclusive distributor for certain AgrEvo products in the markets in the territory, both of which are described herein; and

         WHEREAS, Scotts desires to accept such appointment and to distribute such products on the terms set forth in this Agreement.

         NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties hereto agree as follows:

            1. Definitions.

               (a) "Territory" shall mean the United States and its territories and Canada.

               (b) "Market" shall be limited to the Professional Horticulture Field consisting of Indoor Greenscape and Outdoor Nursery, including, but not limited to field and container grown ornamentals foliage plants. "Market" specifically excludes all golf course, professional lawn care, agricultural and consumer applications.




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               (c) "Products" shall mean certain formulations of products for sale in the Market in certain package sizes, as set forth in
               Exhibit 1(c), whether in Scotts- or AgrEvo-labeled containers.

               (d) "Exclusive" shall mean that AgrEvo will sell Products exclusively to Scotts and Scotts shall buy Products exclusively from AgrEvo for resale in the Market and Territory during the Initial Term and any Extended Term of this Agreement.

               (e) "First Contract Year" shall mean the period starting with the Effective Date, as defined below, and terminating on December 31, 1998. Thereafter, each period of January 1 through the following December 31 during the Initial Term and any Extended Term of this Agreement shall be called a "Contract Year".

               (f) "Effective Date" shall mean the date first set forth above.

               (g) "Initial Term" shall mean the period of time commencing on the Effective Date and terminating on December31, 2005.

               (h) "Extended Term" shall mean one or more one (1) year periods after the end of the Initial Term, subject to the negotiation of the parties pursuant to Section 3, hereof.

               (i) "Transition Year" shall mean, subject to Subsection (c) of
               Section 3, below, the period January 1, 2006 through and until December 31, 2006, or any subsequent one (1) year period as defined in Section 3 herein after the expiration of an Extended Term.


            2. Appointment


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               (a) AgrEvo hereby appoints Scotts, and Scotts hereby accepts appointment, as an Exclusive distributor of Products, for the Market in and throughout the Territory and Scotts covenants and agrees to purchase Products exclusively from AgrEvo during the term hereof. AgrEvo understands that Scotts will resell Products under Scotts' own brand names, except for Products containing flutolanil and buprofesin, which shall be distributed under an AgrEvo label. Scotts shall have the right to appoint subdistributors or sales agents or representatives within the Territory for the Products for the Market, but any such subdistributors or sales agents or representatives shall be subdistributors or sales agents or representatives of Scotts and not of AgrEvo and shall have no authority or power to bind AgrEvo, and AgrEvo shall not be liable for any acts or omissions of such subdistributors or sales agents or representatives.

               (b) If this Agreement is in effect during the Transition Year, AgrEvo shall not sell or distribute the Products directly or grant any additional distributorships for the Products for the Markets within the Territory.

               (c) AgrEvo obtained registration for the Products from the Environmental Protection Agency ("EPA") pursuant to Section 3 of the Federal Insecticide, Fungicide and Rodenticide Act of 1947, as amended by subsequent authorizations and the Food Quality Protection Act of August 3, 1996 ("FQPA"). Pursuant to the terms hereof, AGREVO will grant to Scotts supplemental distribution rights for the Products (excluding flutolanil and buprofezin). In order to perfect such supplemental distribution rights, AgrEvo agrees to execute jointly with Scotts EPA Form 8570-5, "Notice of Supplemental Distribution of a Registered Product", wherein AgrEvo as Registrant, will agree that Scotts as Distributor, may distribute and sell the Product subject to the conditions specified in said EPA Notice and 40 CFR ss. 152.132. Scotts shall be solely responsible for complying with all administrative requirements imposed by the EPA and individual states related


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thereto and shall assume and bear all costs of obtaining such registrations.
Further, AgrEvo agrees to provide data citation authorization letters to all states which may request them in order for Scotts to obtain registrations in such states.

            3. Term, Extensions, Obligations on Termination or Expiration.

                  (a) The Initial Term of this Agreement shall commence on the Effective Date and shall end on December 31, 2005, subject to earlier termination as provided in Section 13 hereof. AgrEvo and Scotts acknowledge that they may wish to extend the term of this Agreement after the Initial Term, but that neither party shall be obligated to do so.

                  (b) Either party may, by notice to the other given not later than April 1 of the last Contract Year of the Initial Term or any Extended Term, advise the other party that it wishes to enter into discussions for an extension of the term of this Agreement. If the party receiving such a notice wishes to consider such an extension, the parties shall enter into negotiations, not later than June 1 of the year in which such notice is given, as to the prices for Products that shall be in effect for the term extension. If the parties agree to extend the Agreement, they may enter into one or more Extended Terms.

                  (c) If the parties are unable to reach agreement by October 1 of the year in which such notice is given, the terms, prices and other conditions in effect during the last Contract Year of the Initial Term or any Extended Term shall continue during the Transition Year. The Transition Year is intended to provide both parties an opportunity for a smooth transition away from the relationship defined by this Agreement. Scotts shall be permitted to sell inventories of Products not sold during the Transition Year on a non-exclusive basis after the termination of the Transition Year.

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            4. Duties of AgrEvo.

            AgrEvo shall:

                  (a) deliver Products promptly in response to firm written purchase orders received from Scotts, but in any event not later than fourteen
(14) days after receipt of such orders;

                  (b) comply with all material federal, state and local laws applicable to the manufacture, sale and delivery to Scotts of the Products;

                  (c) notify Scotts promptly in writing should AgrEvo become aware of any condition which it believes may render any of the Products in violation of any applicable law, governmental regulation, rule or order in the Territory;

                  (d) provide reasonable assistance to Scotts, at Scotts' cost and upon Scotts' reasonable request, in complying with applicable laws and government regulations affecting Scotts' sale and distribution of the Products in the Territory; and

                  (e) notify Scotts in advance of the availability for the Market of new products in order to permit Scotts to negotiate a contractual relationship with AgrEvo concerning such products.

            5. Duties of Scotts.

            Scotts shall:

                  (a) submit firm written purchase orders for delivery of Products not less than fourteen (14) days prior to the date specified for delivery therein;

                  (b) comply with all federal, state and local laws and regulations affecting Scotts' purchase, shipment, transportation, handling, use, resale, disposal and distribution of the Products in the Territory;


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                  (c) notify AgrEvo promptly in writing should Scotts become aware of any condition which it believes may render any of the Products in violation of any applicable law, governmental regulation, rule or order in the Territory; and

                  (d) notify AgrEvo promptly, but no later than five business
(5) days after Scotts' management becomes aware of any reported adverse effect resulting from the use of any of the Products.

            6. Price.

                  (a) The price for the Products for the first Contract Year is set forth on Exhibit 6(a).

                  (b) AgrEvo will establish the price for the Products for the second Contract Year and thereafter with notification of such price to Scotts on June 30 of the first Contract Year and on June 30 of each succeeding Contract Year, such price to be effective January 1 of the next succeeding Contract Year and on January 1 of each succeeding Contract Year thereafter.

            7. Forecasts. Subject to Section 8, below, at least sixty (60) days prior to the beginning of each Contract Year, Scotts shall provide AgrEvo with an non-binding annual written forecast for purchases of Products. AgrEvo understands that these annual forecasts are estimates intended only for planning purposes. At least thirty (30) days prior to the beginning of each quarter, Scotts shall provide AgrEvo with binding quarterly written forecasts.



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            8. Minimum Purchases.

                  (a) During the Initial Term of this Agreement, Scotts agrees to purchase from AgrEvo on an exclusive basis minimum aggregate dollar values of Products which are set forth on Exhibit 8(a).

                  (b) If, during any Contract Year, Scotts fails to purchase the minimum aggregate dollar value of the Products required in Exhibit 8(a), it shall be afforded the right to purchase such minimum aggregate dollar value of Products (the "Arrearage") in the immediately succeeding Contract Year. If, in such succeeding Contract Year, Scotts fails to purchase the Arrearage and the minimum aggregate dollar value of Products required to be purchased in such Contract Year as required in Exhibit 8(a), AgrEvo has the right to:

                       (i) waive such requirement;

                       (ii) terminate the exclusivity provisions of Subsection 2; or

                       (iii) determine Scotts to be in default of the terms of this

                       Agreement pursuant to Section 13, below.

            9. Limited Warranties.

            (a) AgrEvo warrants only that (i) at the time of shipment the Products conform to the specifications set forth in Exhibit C attached hereto or on the respective AgrEvo label; and that (ii) the Products, at the time of shipment to Scotts, will be in material compliance with all applicable laws and regulations in the Territory.

            (b) Scotts warrants that it has received and is familiar with AgrEvo's material safety data sheets which are attached hereto as Exhibit 9(b) and other technical literature provided by AgrEvo for the Products, has full knowledge of the hazards associated with the use and handling of the Products, and will carry out measures for providing warnings for such hazards to its employees, agents, representatives and third parties who may handle the Products.


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         10. Force Majeure. Except as otherwise provided herein, neither party to this Agreement shall be liable, or be in breach of any provision hereof for any failure or delay on its part to perform any obligation, other than the obligation to make payments when due, under any provision of this Agreement because of force majeure, including, but not limited to, any act of God, flood, fire, explosion, strike, lockout, labor dispute, war, insurrection, riot, sabotage, or any injunction, law, ordinance or demand or requirement of any governmental authority, or material inability to procure or use materials, labor, equipment or energy sufficient to meet manufacturing needs from customary sources at customary prices after best efforts have been made to do so, but without litigation, beyond the reasonable control of such party. In the event either party receives notice of any United States federal, state or local regulatory or legislative action which shall, after final action, prevent AgrEvo from manufacturing or selling Products covered by this Agreement, or shall prevent Scotts from distributing or selling Products covered by this Agreement, then the party so prevented shall immediately notify the other. After consultation with the other party, the party so prevented may terminate this Agreement immediately upon written notice to the other party, or, in the event such regulatory or legislative action applies to less than all of the Products covered by this Agreement, then the party so prevented may terminate this Agreement, but only with respect to the Products so affected, immediately upon written notice to the other party. If as a result of regulatory or legislative action, either party is required to expend significant additional capital in order to continue the manufacture, sale, packaging, formulating or distribution of the Products covered by this Agreement, such that such expenditure would result in gross economic hardship to such party, then the party required to make such expenditures may terminate this Agreement upon reasonable written notice to the other party.


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         11. Relationship of Parties. The relationship hereby established between AgrEvo and Scotts is solely that of an Independent contractor, and this Agreement shall not create an agency, partnership, joint venture, or employer/employee relationship between Scotts and its subdistributors, sales agents, representatives and AgrEvo, and nothing hereunder shall be deemed to authorize either party to act for, represent or bind the other or any of its affiliates.

         12. Delivery Risk of Loss Indemnification.

             (a) Title to, and risk of loss of Products sold hereunder shall pass to Scotts upon delivery of Products to a common carrier. Any relabeling of the Products by Scotts shall be in compliance with all laws applicable to Scott's sale or distribution of the Products and any such re-labeling shall be reviewed and approved by AgrEvo prior to Product sale by Scotts. AgrEvo shall provide any comments on such re-labeling to Scotts within thirty (30) days and shall not unreasonably withhold or delay its approval.


             (b) Scotts shall indemnify and hold harmless AgrEvo and its subsidiaries, affiliates, directors, officers, employees and agents from and against any and all loss, cost, claim, damage, liability or expense (including reasonable attorney's fees, costs of suit and costs of appeal) incurred by any of them arising out of or in connection with any claim, action, suit, proceeding or investigation ("AgrEvo Claim") filed or threatened, with respect to shipment, transportation, handling, re-packaging, cleanup, sale and/or resale or disposal of Products or with respect to any Product-related health, environmental or deleterious contamination claims, following delivery of Products by AgrEvo into the possession of Scotts or the common carrier for shipment to Scotts, other than any AgrEvo Claim resulting from AgrEvo's negligence or willful misconduct.


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                  (c) AgrEvo shall notify Scotts in writing within thirty (30)
days of receiving material information concerning any AgrEvo Claim for which AgrEvo is seeking to be indemnified under this Section 12. Scotts shall have the right and opportunity to defend or settle any AgrEvo Claim, and AgrEvo shall cooperate fully with Scotts in the defense of any such Claim and shall not make or negotiate any settlement with the claimant without Scotts prior written consent.

                  (d) AgrEvo shall indemnify and hold harmless Scotts and its subsidiaries, affiliates, directors, officers, employees and agents from and against any and all loss, cost, claim, damage, liability or expense (including reasonable attorney's fees, costs of suit and costs of appeal) incurred by any of them arising out of or in connection with any claim, action, suit, proceeding or investigation ("Scotts Claim") filed or threatened with respect to formulation, handling, cleanup, resale or disposal or with respect to any Product-related health, environmental or deleterious contamination claims prior to delivery of Products by AgrEvo into the possession of Scotts or the common carrier for shipment to Scotts, other than Scotts Claim resulting from Scotts' negligence or willful misconduct.

                  (e) Scotts shall notify AgrEvo in writing within thirty (30) days of Scotts' management receiving material information concerning any Scotts Claim for which Scotts is seeking to be indemnified under this Section 12. AgrEvo shall have the right and opportunity to defend or settle any Scotts Claim, and Scotts shall cooperate fully with AgrEvo in the defense of any Scotts Claim and shall not make or negotiate any settlement with the claimant without AgrEvo's prior written consent.

         13. Termination. This Agreement may be terminated "for cause" prior to expiration of the Initial Term, or any Extended Term, by either party immediately upon notice. A party shall have the right to terminate this Agreement "for cause" in the event of: (I) any material breach of


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this Agreement by the other party which shall go uncorrected for a period of thirty (30) days after written notice of such breach, setting forth the details thereof with reasonable particularity, has been given to the other party; or
(ii) the institution against the other party of voluntary proceedings in bankruptcy or under any insolvency law or law for the relief of debtors, the making by or on behalf of the other party of an assignment for the benefit of creditors, the filing by or on behalf of the other party of an involuntary petition under any bankruptcy or insolvency law, unless such petition is dismissed or set aside within sixty days from the date of its filing, or the appointment for such other party of a receiver or trustee, unless such appointment is dismissed or set aside within sixty (60) days from the date of such appointment.

         14. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that neither party shall have the right to transfer or assign its interest in this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, unless such transfer or assignment is to an affiliate of the parties.

         15. Notice. All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to be duly given upon the delivery or mailing thereof as the case may be, if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or upon delivery to an express courier service, addressed in any such case:

(i)      if to Scotts:                      THE SCOTTS COMPANY

                                            14111 Scottslawn Road

                                            Marysville, OH 43041


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                               Attn: Marketing Manager of Horticulture Products
                               w/a copy to the General Counsel
      (i)  if to AgrEvo;       AgrEvo USA Company
                               2711 Centerville Road
                               Wilmington, Delaware 19808
                               Attention: Legal Department

         16. Choice of Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to its provisions concerning conflicts of law.

         17. Severability. In the event that any provision of this Agreement is held invalid, such invalidity shall not affect other provisions of this Agreement.

         18. Waiver. Failure of either party to exercise any of its rights under this Agreement shall not act as a waiver of the same right on separate occasions.

         19. Entire Agreement. This Agreement constitutes the entire and exclusive understanding between the parties regarding the subject matter hereof and supersedes all other agreements, understandings, promises and representations. This Agreement may only be modified by express written amendment specifically referencing this Agreement and signed by both parties.

         20. Miscellaneous.

                  a.) Scotts hereby acknowledges AgrEvo's exclusive right, title and interest in and to all trademarks pertaining to AgrEvo's Products which it sells ( hereinafter "Trademarks"), and will not at any time do or cause to be done any act or thing contesting or impairing or tending to impair any part of such right, title and interest. Scotts shall not in any manner represent on Scott's labels, or on other literature offered to the public, that it has any ownership interest in such Trademarks, without AgrEvo's advance written permission.


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                  b.) Claims pertaining exclusively to the physical condition in which Products were received by Scotts (other than claims pertaining to chemical specifications), which claims do not otherwise result from acts within the reasonable control of the carrier delivering the same, shall be deemed waived unless made in writing within one hundred eighty (180) days following such receipt. Claims pertaining to chemical specifications shall be deemed waived unless made in writing promptly, but in no event more than ninety (90) days subsequent to receipt of the Products. All other claims shall be deemed waived unless made in writing promptly, but in no event more than ten (10) days subsequent to the date on which Scotts knew of such claims.

                  c.) After consultation with Scotts, AgrEvo shall have the right to determine, in its sole discretion, if the uses of the Products contemplated by Scotts herein can be supported by AgrEvo based upon financial return on investment on Product sale and/or on Product-related data development, versus risk and consumption of the acceptable daily intake ("ADI") for the class of active ingredients of the Products in accordance with the FQPA. If AgrEvo decides to withdraw a Product registration, it will give Scotts twelve (12) months written notice of such withdrawal. The class of active ingredients is defined as a group of chemically-related compounds which perform by a similar mode of action on the target pest.

         (d) Both parties hereto covenant and agree that they will notify the other on a timely basis and in accordance with all relevant requirements promulgated by the EPA, of any and all adverse effects related to the Products. AGREVO covenants and agrees that it will assume responsibility for the reporting of such Product-related adverse effects to the EPA.


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         (e) Any and all Exhibits attached to this Agreement are hereby incorporated in this Agreement by this reference.

         IN WITNESS THEREOF, the parties have caused this Agreement to be executed in duplicate by their duly authorized representatives.

The Scotts Company                             AgrEvo USA Company

By:    /s/ Scott C. Todd                       By:    /s/ Michael McDermott
   -----------------------                        ----------------------------
       Scott C. Todd                                  Michael McDermott

Title: Vice President                          Title: Business Group Director

Date: 6/22/98                                  Date:  6/18/98




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                                LIST OF EXHIBITS

Exhibit 1C                Product List and Formulations

Exhibit 6A                Product Price List

Exhibit 8A                Annual Minimum Aggregate Dollar Value of Purchases





Exhibits to the Agreement have not been filed. Titles to the omitted Exhibits appear above. The Registrant hereby agrees to furnish supplementally a copy of any omitted Exhibit to the Securities and Exchange Commission upon its request.